TRANSITION AND SEPARATION AGREEMENT
This Transition and Separation Agreement (this “Agreement”), dated this 25th day of May, 2018, is entered into by and between FARO Technologies, Inc. (the “Company”), and Joseph Arezone (“Arezone”).
Recitals
WHEREAS, in connection with Arezone’s resignation from the Company, and in order to promote a smooth and amicable transition of duties, the Company has decided to offer the separation compensation and the other consideration described herein, conditioned upon Arezone’s compliance with the terms and conditions described in this Agreement.
NOW THEREFORE, in consideration of the promises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
Agreement

1)	Transition.

a)Resignation. Arezone’s resignation from the position of Senior Vice President, Corporate Strategy & Initiatives and from any other positions or appointments that he may hold by or through the Company and its affiliates, including as an officer or director of any subsidiary of the Company, is effective May 31, 2018 (the “Resignation Date”). Arezone agrees to execute, promptly upon request by the Company or any of its affiliates, any additional documents necessary to effectuate such resignations. After the Resignation Date, Arezone will no longer be authorized or permitted to incur any expenses, obligations or liabilities on behalf of the Company or engage in any duties and responsibilities except the Transition Duties outlined below.

b)Transition Duties. After the Resignation Date and continuing to November 30, 2018 (the “Transition Period”), Arezone shall continue as an at-will employee of the Company to perform the transition duties outlined herein (the “Transition Duties”). In recognition of Arezone’s stated desire to pursue outside interests, it is anticipated that the Transition Duties will not require Arezone’s full time attention, and the Company understands and accepts that Arezone may work remotely as necessary during the Transition Period. Arezone shall work at the direction of the Company’s Chief Executive Officer towards achieving a smooth transition of authority and operations to the Company’s employees designated by the Company’s Chief Executive Officer, providing assistance and input concerning ongoing work-related matters in order to effectively transition matters to other staff, and performing other duties as reasonably directed by the Chief Executive Officer. Arezone acknowledges and agrees that his employment with the Company will terminate at the conclusion of the Transition Period, and that the Company may shorten the Transition Period in its sole discretion upon notice to Arezone. The Company acknowledges and agrees that if Arezone is discharged without cause during the Transition Period or the Company exercises its right to shorten the Transition Period for any reason, the consideration set forth in Section 2(a) below shall continue to be paid as severance until November 30, 2018 and the COBRA reimbursement set forth in Section 2(d) shall be extended through May 31, 2019.

2)Consideration. The Company agrees to pay Arezone the following consideration (the “Separation Compensation”), contingent upon Arezone’s execution of this Agreement, and Arezone’s continued full compliance with the terms of this Agreement:

a)In consideration for valuable consideration provided under this Agreement, the Company will continue to pay Arezone his existing base salary of $263,280, payable in biweekly installments during the Transition Period consistent with the Company’s current payroll practices. Arezone will not receive a bonus payment under the Company’s short-term cash incentive program in respect of performance for any part of 2018. During the Transition Period and with respect to fulfilling his obligations under Section 7, Arezone shall be entitled to out of pocket expense reimbursement consistent with the Company’s travel and expense policy.

b)In consideration for Arezone agreeing to the covenants set forth in Sections 3, 5, 7, 8 and 9 of this Agreement:

i)
Arezone’s nonqualified stock option award agreements dated March 2, 2016 and March 3, 2017 are each hereby amended to provide that any of the outstanding stock options granted pursuant to such agreements that remain unvested and unexercisable as of the end of the Transition Period shall continue to vest following the conclusion of the Transition Period, in accordance with the vesting schedule set forth in each such agreement, as if Arezone’s employment with the Company continued in effect through and including each applicable vesting date, and such stock options, once vested, shall continue to be exercisable for a period of two years following the conclusion of the Transition Period, but in no event later than the Date of Expiration as defined in such agreements (the “Option Consideration”); and

ii)
Arezone’s restricted stock unit award agreements dated March 2, 2016 and March 3, 2017 are each hereby amended to provide that any of the outstanding restricted stock units granted pursuant to such agreements that remain unvested as of the end of the Transition Period shall continue to vest following the conclusion of the Transition Period, in accordance with the vesting schedule set forth in each such agreement, as if Arezone’s employment with the Company continued in effect through and including each applicable vesting date (collectively with the Option Consideration, the “Consideration”);

provided, however that in the case of both (i) and (ii) above, if Arezone breaches any of the covenants set forth in Sections 3, 5, 7, 8 or 9 of this Agreement in any material respect, his outstanding stock options shall terminate immediately and automatically upon such breach and shall not be exercisable following such breach regardless of the vested status of such stock options, and Arezone’s unvested restricted stock units shall be immediately and automatically forfeited upon such breach, in each case without further consideration or any act or action by Arezone. The stock options and restricted stock units granted to Arezone on March 20, 2018 shall not continue to vest following the conclusion of the Transition Period, and the terms of such awards shall not be modified by this Agreement.
c)The payments and other consideration described in Sections 2(a) and 2(b) shall be minus the deductions the Company considers appropriate for any local, state and federal income taxes, Social Security, Medicare and other analogous withholdings. The Company’s agreement to make the payments described in Sections 2(a) and 2(b) is specifically contingent upon Arezone executing this Agreement and not revoking the Agreement, as set forth in Section 11(f) below. To the extent the Separation Compensation becomes payable pursuant to the terms of this Agreement, the Company will begin to make such payments within five (5) business days (or, if later, on the first payroll date) after this Agreement becomes effective and not subject to revocation pursuant to Section 11(f) below.

d)Arezone’s health insurance benefits with the Company shall continue on the same terms and conditions during the Transition Period, and cease to be effective at the conclusion of the Transition Period. Arezone shall be offered COBRA continuation following the conclusion of the Transition Period to the extent required by law and provided that Arezone timely elects continuation of medical benefits pursuant to COBRA, and does not become eligible for medical benefits under any other employer plan, the Company will reimburse Arezone the monthly COBRA payment which Arezone makes, for a period not to exceed six (6) months. The extent to which Arezone may continue to participate in the Company’s other employee benefit plans during the Transition Period will be determined in accordance with the written terms of the applicable written plan documents and insurance contracts governing those employee benefit plans.

3)General Release and Covenant Not to Sue. In return for the Consideration described in Section 2(b), Arezone fully and forever discharges and releases the Company, its subsidiaries and affiliates, and each of their respective officers, directors, managers, employees, agents, attorneys and successors and assigns (collectively, the “FARO Companies”) from any and all claims or causes of action, known or unknown, for relief of any nature, arising on or before the date of this Agreement, which Arezone now has or claims to have or which Arezone at any time prior to signing this Agreement had, against the FARO Companies, including, but in no way limited to: any claim arising from or related to Arezone’s employment by FARO or the termination of Arezone’s employment with FARO, including but not limited to any claim under the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 1981, the Americans With Disabilities Act (“ADA”), the Family and Medical Leave Act (“FMLA”), the Employee Retirement Income Security Act (“ERISA”), the Equal Pay Act (“EPA”), the Occupational Safety and Health Act (“OSHA”), the Florida Civil Rights Act and any and all other local, state, and federal law claims arising under statute or common law. Arezone also agrees not to file a lawsuit against any of the FARO Companies in connection with such released claims. Arezone agrees that if anyone makes a claim or undertakes an investigation involving him in any way, Arezone waives any and all rights and claims to financial recovery resulting from such claim or investigation. Arezone further represents that he has not assigned to any other person any of such claims, and that he has the full right to grant this release. It is agreed that this is a general release and it is to be broadly construed as a release of all claims, except those that cannot be released by law. By signing this Agreement, Arezone acknowledges that he is doing so knowingly and voluntarily, that he understands that he may be releasing claims he may not know about, and that he is waiving all rights he may have had under any law that is intended to protect him from waiving unknown claims. Notwithstanding the foregoing, nothing in this Section 3 shall affect Arezone’s right to indemnification pursuant to Article 6 of the Company’s Amended and Restated Articles of Incorporation.

4)No Admission of Liability. The signing of this Agreement, the payment of the Separation Compensation, and the conferring of any other consideration upon Arezone is not an admission by the Company of fault or potential liability on the part of the Company. Rather, this Agreement is entered into in an effort to provide Arezone with a separation package and to end the parties’ employment relationship on an amicable basis. Arezone agrees that neither this Agreement nor any of its terms shall be offered or admitted into evidence or referenced in any judicial or administrative proceedings for the purpose or with the effect of attempting to prove fault or liability on the part of the Company, except as may be necessary to consummate or enforce the express terms of this Agreement.

5)Confidentiality and Non-Disparagement.

a)Arezone agrees not to disclose confidential, sensitive, or proprietary information concerning the Company obtained by him during his employment with the Company. For purposes of this Agreement, “confidential, sensitive, or proprietary” information would include, without limitation, all materials and information (whether written or not) about the Company’s services, products, processes, research, customers, personnel, finances, purchasing, sales, marketing, accounting, costs, pricing, improvements, discoveries, software, business methods and formulas, inventions, and other business aspects of the Company which are not generally known and accessible to the public at large or which provide the Company with a competitive advantage.

b)Arezone agrees that he will not: (1) make any statements to representatives of any press or media, Company employee, government entity, customer or vendor, which is disparaging of the Company, its reputation, or the character, competence or reputation of any officer, director, executive, employee, partner, or agent of the Company or any of its affiliated entities; (2) directly or indirectly provide information, issue statements, or take any action that would be reasonably likely to damage the Company’s reputation, cause the Company embarrassment or humiliation, or otherwise cause or contribute to the Company being held in disrepute; (3) directly or indirectly seek to cause any person or organization to discontinue or limit their current employment or business relationship with the Company; or (4) encourage or assist others to issue such statements or take such actions prohibited in this Section.

c)Notwithstanding anything herein to the contrary, any confidentiality, non-disclosure, non-disparagement or similar provision in this agreement does not prohibit or restrict Arezone (or his attorney) from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the SEC, FINRA, any other self-regulatory organization or any other state or federal regulatory authority, regarding this Agreement or its underlying facts or circumstances.

6)Return of Property. Arezone agrees that no later than the conclusion of the Transition Period he will have returned all Company business records and property, including as applicable all financial files, notes, computer, cell phone, keys, contracts, employee records, files, correspondence, thumb drives, or the like containing information which was provided by the Company or obtained as a result of Arezone’s employment relationship with the Company.

7)Future Assistance. In partial consideration for receiving the Separation Compensation, Arezone agrees that after the Transition Period, he will reasonably cooperate and make himself reasonably available to the Company in the event his assistance is needed to locate, understand, or clarify work previously performed by him or other work-related issues relating to his employment. Arezone further agrees, upon the Company’s request, to cooperate, assist and make himself reasonably available to the Company or its attorneys, on an as-needed basis, to provide information related to the Company’s financial statements, as well as any lawsuits which are pending or which may arise in the future, related in any way to issues of which Arezone had personal knowledge or involvement during the term of employment with the Company. This may include, but is not limited to, making himself reasonably available to provide information to the Company’s attorneys, providing truthful and accurate sworn testimony in the form of deposition, affidavit and/or otherwise requested by the Company or providing testimony to government agencies. Given Arezone’s position as an executive employee, if he is contacted by a governmental agency to provide information related to the Company, he agrees to contact the Company’s General Counsel prior to providing any information or response to the governmental agency in order to provide the Company with a meaningful opportunity to respond to such a request. To the extent permitted by applicable law, Arezone also agrees to permit the Company’s attorneys to be present during any interview he may be required to give with any governmental entity.

8)Non-Competition. In order to protect the Company’s trade secrets and confidential information, third-party goodwill and other legitimate business interests, Arezone acknowledges and agrees that during the Transition Period and for a period of two (2) years after the conclusion of the Transition Period (the “Restricted Period”), Arezone will not, without the Company’s express written permission, directly or indirectly, assist, be employed by, consult with, or provide services to any FARO Competitor. Arezone understands and agrees that, during the Restricted Period, he is and will be subject to the restrictions set forth in this Section 8 in any geographic territory where the Company conducts business, including without limitation, the continental United States, Europe and Asia. “FARO Competitor” means (i) any business or enterprise that provides goods and/or services similar to or competitive with the Company (each such business or enterprise, a “Competitor”), or (ii) any of such Competitor’s subsidiaries, affiliates, agents or distributors, irrespective of whether the subsidiary, affiliate, agent or distributor itself provides goods and/or services similar to or competitive with the Company. As used in this definition, “affiliate” includes any entity, business or enterprise that, directly or indirectly, controls a Competitor or is under common control through another person or entity with a Competitor. The terms “controls,” “controlled by,” and “under common control” mean, when used with respect to any specified legal entity, the power to direct the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The term “assist” includes any direct or indirect interest in any enterprise, whether as a stockholder, member, partner, joint venture, franchisor, franchisee, executive, consultant or otherwise (other than by ownership of less than two percent (2%) of the stock of a publicly held corporation) or rendering any direct or indirect service or assistance to any FARO Competitor.

9)Non-Solicitation. During the Restricted Period, Arezone shall not, without the prior written permission of the Company, directly or indirectly, for himself or on behalf of any other person or entity, (i) solicit, call upon, encourage or contact, or attempt to solicit, call upon, encourage or contact any customer or prospective customer of the Company or any of its subsidiaries for purposes of providing products or services competitive with those products or services offered by the Company or any of its subsidiaries or causing such person or entity to terminate their business relationship with the Company or any of its subsidiaries, or (ii) solicit or induce, or attempt to solicit or induce, any employee of the Company or any of its subsidiaries to terminate his or her relationship with the Company or any of its subsidiaries and/or to enter into an employment or agency relationship with Arezone or with any other person or entity with whom Arezone is affiliated, provided that the restriction in this Section 9 shall apply only to employees of the Company or any of its subsidiaries with whom Arezone worked by virtue of and during his employment with the Company.

10)Section 409A. The provisions of this Agreement will be administered, interpreted and construed in a manner consistent with Section 409A of the Internal Revenue Code of 1986, as amended, the regulations issued thereunder, or any exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted, or construed). Each payment under this Agreement shall be considered a separate and distinct payment. Arezone shall have no right to designate the date of any payment under this Agreement. Arezone will not be considered to have terminated employment with the Company and its affiliates for purposes of any payments under this Agreement which are subject to Section 409A until Arezone would be considered to have incurred a “separation from service” (within the meaning of Section 409A). To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable pursuant to this Agreement or any other arrangement between Arezone and the Company and its affiliates during the six (6) month period immediately following Arezone’s separation from service will instead be paid on the first business day after the date that is six (6) months following Arezone’s separation from service (or, if earlier, Arezone’s date of death). Nothing contained in this Agreement shall constitute any representation or warranty by the Company regarding compliance with Section 409A or any other applicable provision of federal, state, local or other tax law. The Company has no obligation to take any action to prevent the assessment of any tax under Section 409A or any other applicable provision of federal, state, local or other tax law, and neither the Company, nor any of the FARO Companies, shall have any liability to Arezone or any other person with respect thereto.

11)Miscellaneous.

a)Arezone shall pay all damages (including, but not limited to, litigation and/or defense costs, expenses, prejudgment interest, and reasonable attorneys’ fees) incurred by the Company as a result of Arezone’s material breach of this Agreement. The Company shall pay all damages (including, but not limited to, litigation and/or defense costs, expenses, prejudgment interest, and reasonable attorneys’ fees) incurred by Arezone as a result of the Company’s material breach of this Agreement.

b)Arezone agrees that the Company shall have no other obligations or liabilities to him except as provided herein. This Agreement shall be construed as a whole in accordance with its fair meaning and the laws of the State of Florida. Any dispute under this Agreement shall be adjudicated by a court of competent jurisdiction in the state or federal courts of Orange County, Florida. Except as otherwise provided for herein, this Agreement constitutes the entire agreement between the Company and Arezone on the matters described herein and it shall not be modified unless in writing and executed by a duly authorized officer of the Company. The provisions of this Agreement are severable and if any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

c)Except as otherwise provided in Section 2 of this Agreement, this Agreement shall have no effect on Arezone’s entitlement to stock options or other benefits earned and vested prior to the conclusion of the Transition Period, except to the extent such benefits are affected by the conclusion of the Transition Period under the terms of the respective plans governing such benefits. Except as provided in this subsection (c), such benefits shall be governed by the terms of their respective plans outside the terms of this Agreement.

d)AREZONE ACKNOWLEDGES THAT HE VOLUNTARILY ENTERS INTO THIS AGREEMENT WITH A FULL AND COMPLETE UNDERSTANDING OF ITS TERMS AND LEGAL EFFECT. AREZONE REPRESENTS THAT HE WAS ADVISED TO CONSULT WITH AN ATTORNEY ABOUT THE PROVISIONS OF THIS AGREEMENT BEFORE SIGNING BELOW.

e)Arezone further represents that by entering into this Agreement, Arezone is not relying on any statements or representations made by the Company, its officers, directors, agents, or employees, which are not specifically incorporated in this Agreement; rather, Arezone is relying upon Arezone’s own judgment and the advice of Arezone’s attorney, if applicable.

f)The offer embodied in this Agreement shall remain open and capable of acceptance by Arezone until June 15, 2018, after which time the offer shall be revoked. Arezone acknowledges that he has been given at least 21 calendar days from the date of this Agreement to accept the terms of this Agreement, although he may accept it at any time within those 21 days. After Arezone executes this Agreement, Arezone will still have an additional 7 days in which to revoke his acceptance. To revoke, Arezone must notify the Company’s General Counsel in writing delivered via hand delivery or certified mail, return receipt requested, and the Company’s General Counsel must receive such written notification before the end of the 7-day revocation period. If Arezone does not execute this Agreement within the 21-day period, or if he timely revokes this Agreement during the 7-day revocation period, this Agreement will not become effective and he will not be entitled to the Separation Compensation provided for in Section 2 above, and he will return to the Company any and all Separation Compensation already received by him under this Agreement.

g)This Agreement may not be revoked at any time after the expiration of the 7-day revocation period referenced in Section 11(f) above. This Agreement is not intended to and shall not affect the right of Arezone to file a lawsuit, complaint or charge that challenges the validity of this Agreement under the Older Workers Benefit Protection Act, 29 U.S.C. §626(f), with respect to claims under the ADEA. Arezone agrees, however, that, with the exception of an action to challenge his waiver of claims under the ADEA, if he ever attempts to make, assert or prosecute any claim(s) covered by the General Release and Covenant Not to Sue in Section 3, he will, prior to filing or instituting such claim(s), return to the Company any and all the Separation Compensation payments already received by him under this Agreement, plus interest at the highest legal rate, and, with the exception of an action to challenge his waiver of claims under the ADEA, if the Company prevails in defending the enforceability of any portion of the Agreement or in defending itself against any such claim, he will pay the Company’s attorneys’ fees and costs incurred in defending itself against the claim(s) and/or the attempted revocation, recession or annulment of all or any portion of this Agreement.

h)The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon the successors and assigns of the Company and by this Section 11(h), Arezone expressly consents to the Company’s right to assign this agreement. This Agreement cannot be assigned by Arezone.

i)Except as provided in Section 11(c), this Agreement sets forth the entire agreement between the parties concerning the termination of Arezone’s employment with the Company and supersedes any other written or oral promises concerning the subject matter of this Agreement.

j) This Agreement may be signed in counterparts or transmitted by electronic means, but shall be considered duly executed if so signed by the parties.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year indicated below.

FARO TECHNOLOGIES, INC.

/s/ Katrona Tyrrell
By: Katrona Tyrrell
Its: Chief People Officer
Date: May 25, 2018

/s/ Joseph Arezone
By: Joseph Arezone
Date: June 5, 2018